EXHIBIT 99.1

AMN HEALTHCARE ANNOUNCES THIRD QUARTER 2023 RESULTS

Quarterly revenue of $853 million;

GAAP EPS of $1.39 and adjusted EPS of $1.97

DALLAS — AMN Healthcare Services, Inc. (NYSE: AMN), the leader and innovator in total talent solutions for healthcare organizations across the United States, today announced its third quarter 2023 financial results. Financial highlights are as follows:

Dollars in millions, except per share amounts.

	Q3 2023	% Change Q3 2022	YTD September 30, 2023	% Change YTD September 30, 2022
Revenue	$853.5	(25%)	$2,971.0	(28%)
Gross profit	$289.5	(25%)	$988.6	(26%)
Net income	$53.2	(42%)	$198.2	(45%)
GAAP diluted EPS	$1.39	(34%)	$4.99	(38%)
Adjusted diluted EPS*	$1.97	(23%)	$6.86	(27%)
Adjusted EBITDA*	$133.7	(26%)	$475.1	(29%)

* See “Non-GAAP Measures” below for a discussion of our use of non-GAAP items and the table entitled “Non-GAAP Reconciliation Tables” for a reconciliation of non-GAAP items.

Business Highlights

•	AMN made significant progress in the third quarter, staying aligned with clients’ changing needs and delivering on a full slate of technology and process milestones that are transforming our go-to-market and value proposition.
•	Third quarter revenue was in line with expectations with outperformance from Nurse and Allied Solutions. Earnings were better than expected as in-line core results were augmented by several favorable factors that we expect will not recur in the fourth quarter.
•	Fourth quarter expectations call for tapering of the post-pandemic downtrend in the nurse and allied staffing market.
•	Cash flow from operations remained strong at $172 million in the quarter and $413 million year to date.
•	AMN net leverage ratio at quarter end remained modest at 1.4:1.

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“The AMN team did an impressive job balancing business execution in the third quarter alongside our initiatives to sharpen our strategic plan and implement powerful advancements in our technology platform and processes,” said Cary Grace, President and Chief Executive Officer of AMN Healthcare. “At the same time, we made an important strategic move with the pending acquisition of MSDR, which will bolster our presence in the robust locum tenens market.”

Ms. Grace continued, “I am pleased to report that, through the course of 2023, we have progressed from identifying needed changes to delivering enhanced technology-enabled solutions that help clients with their ongoing workforce objectives. These are key milestones on our path toward defining the new normal for healthcare workforce solutions.”

Third Quarter 2023 Results

Consolidated revenue for the quarter was $853.5 million, a 25% decrease from prior year and 14% lower than the prior quarter. Net income was $53 million (6.2% of revenue), or $1.39 per diluted share, compared with $92 million (8.1% of revenue), or $2.10 per diluted share, in the third quarter of 2022. Adjusted diluted EPS in the third quarter was $1.97 compared with $2.57 in the same quarter a year ago.

Revenue for the Nurse and Allied Solutions segment was $573 million, lower by 31% year over year and down 17% from the prior quarter. Travel nurse staffing revenue dropped by 34% year over year and 20% sequentially. Allied division revenue declined 12% year over year and 8% versus prior quarter.

The Physician and Leadership Solutions segment reported revenue of $160 million, down 9% year over year and down 9% sequentially. Locum tenens revenue was $113 million, 6% higher year over year and down 8% sequentially. Interim leadership revenue fell by 35% year over year and was down 15% from prior quarter. Our physician and leadership search businesses saw revenue decline by 25% year over year and 10% quarter over quarter.

Technology and Workforce Solutions segment revenue was $120 million, a decrease of 11% year over year and down 4% sequentially. Language services revenue was $66 million in

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the quarter, 20% higher than the prior year and up 4% sequentially. Vendor management systems revenue was $38 million, 37% lower year over year and down 18% from the prior quarter.

Consolidated gross margin was 33.9%, 10 basis points higher year over year and improved by 60 basis points sequentially. Gross margin improved year over year and sequentially, primarily from the release of a workers' compensation reserve in the Nurse and Allied Solutions segment. On a sequential basis, improvement was partly offset by a drop in margin for Technology and Workforce Solutions from a change in revenue mix within the segment.

Consolidated SG&A expenses were $163 million, or 19.1% of revenue, compared with $215 million, or 18.9% of revenue, in the same quarter last year. SG&A was $202 million, or 20.4% of revenue, in the previous quarter. The year-over-year decrease in SG&A costs was driven primarily by lower employee compensation with the drop in revenue and a higher allowance for bad debt in the prior-year period. Several favorable items that we expect will not recur in the fourth quarter reduced SG&A expense by $5 million in the third quarter.

Income from operations was $87 million with an operating margin of 10.2%, compared with $136 million and 12.0%, respectively, in the same quarter last year. Adjusted EBITDA was $134 million, a year-over-year decrease of 26%. Adjusted EBITDA margin was 15.7%, 30 basis points lower than the year-ago period.

At September 30, 2023, cash and cash equivalents totaled $29 million. Cash flow from operations was $172 million for the third quarter, and capital expenditures were $30 million. The Company ended the quarter with total debt outstanding of $945 million and a net leverage ratio of 1.4 to 1.

MSDR Acquisition Agreement

In October 2023, AMN signed a definitive agreement to acquire MSDR, which includes two locum tenens and advanced practices staffing companies, Medical Search International and DRW Healthcare Staffing. The purchase price is approximately $300 million, which we expect to

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fund with cash on hand and borrowings on our revolving credit facility. Closing of the transaction is anticipated in the fourth quarter, subject to customary closing conditions and regulatory approval.

Stock Repurchase Update

We completed the $200 million accelerated share repurchase program in August 2023. As of September 30, 2023, $227 million remained on the repurchase program authorized by our Board of Directors.

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Fourth Quarter 2023 Outlook

Metric	Guidance*
Consolidated revenue	$790 - $810 million
Gross margin	32.3% - 32.8%
SG&A as percentage of revenue	21.0% - 21.5%
Operating margin	5.9% - 6.5%
Adjusted EBITDA margin	12.5% - 13.0%

*Note: Guidance percentage metrics are approximate. For a reconciliation of adjusted EBITDA margin, see the table entitled “Reconciliation of Guidance Operating Margin to Guidance Adjusted EBITDA Margin” below.

Revenue in the fourth quarter of 2023 is expected to be 28-30% lower than prior year and 5-7% lower sequentially. Nurse and Allied Solutions segment revenue is expected to be down 33-35% year over year. Physician and Leadership Solutions segment revenue is expected to be down 12-14% year over year. For the Technology and Workforce Solutions segment, we expect revenue to be approximately 18% lower year over year. Guidance does not include any contribution from the MSDR acquisition, which we expect to close later in the fourth quarter.

Fourth quarter estimates for certain other financial items include depreciation of $17 million, depreciation in cost of revenue of $1.5 million, non-cash amortization expense of $22 million, share-based compensation expense of $5 million, integration and other expenses of $7 million, interest expense of $11 million, an adjusted tax rate of 28%, and 38.2 million diluted average shares outstanding.

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Conference Call on November 2, 2023

AMN Healthcare Services, Inc. (NYSE: AMN) will host a conference call to discuss its third quarter 2023 financial results and fourth quarter 2023 outlook on Thursday, November 2, 2023 at 5:00 p.m. Eastern Time. A live webcast of the call can be accessed through AMN Healthcare’s website at http://ir.amnhealthcare.com. Interested parties may participate live via telephone by registering at this link. Registrants will receive confirmation and dial-in details. Following the conclusion of the call, a replay of the webcast will be available at the Company’s investor relations website.

About AMN Healthcare

AMN Healthcare is the leader and innovator in total talent solutions for healthcare organizations across the nation. The Company provides access to the most comprehensive network of quality healthcare professionals through its innovative recruitment strategies and breadth of career opportunities. With insights and expertise, AMN Healthcare helps providers optimize their workforce to successfully reduce complexity, increase efficiency and improve patient outcomes. AMN total talent solutions include managed services programs, clinical and interim healthcare leaders, temporary staffing, permanent placement, executive search, vendor management systems, recruitment process outsourcing, predictive modeling, language services, revenue cycle solutions, and other services. Clients include acute-care hospitals, community health centers and clinics, physician practice groups, retail and urgent care centers, home health facilities, schools and many other healthcare settings. AMN Healthcare is committed to fostering and maintaining a diverse team that reflects the communities we serve. Our commitment to the inclusion of many different backgrounds, experiences and perspectives enables our innovation and leadership in the healthcare services industry.

The Company’s common stock is listed on the New York Stock Exchange under the symbol “AMN.” For more information about AMN Healthcare, visit www.amnhealthcare.com, where the Company posts news releases, investor presentations, webcasts, SEC filings and other material information. The Company also utilizes email alerts and Really Simple Syndication (“RSS”) as routine channels to supplement distribution of this information. To register for email alerts and RSS, visit http://ir.amnhealthcare.com.

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Non-GAAP Measures

This earnings release and the non-GAAP reconciliation tables included with the earnings release contain certain non-GAAP financial information, which the Company provides as additional information, and not as an alternative, to the Company’s condensed consolidated financial statements presented in accordance with GAAP. These non-GAAP financial measures include (1) adjusted EBITDA, (2) adjusted EBITDA margin, (3) adjusted net income, and (4) adjusted diluted EPS. The Company provides such non-GAAP financial measures because management believes that they are useful to both management and investors as a supplement, and not as a substitute, when evaluating the Company’s operating performance. Additionally, management believes that adjusted EBITDA, adjusted EBITDA margin, adjusted net income and adjusted diluted EPS serve as industry-wide financial measures. The Company uses adjusted EBITDA for making financial decisions, allocating resources and for determining certain incentive compensation objectives. The non-GAAP measures in this release are not in accordance with, or an alternative to, GAAP measures and may be different from non-GAAP measures, or may be calculated differently than other similarly titled non-GAAP measures, reported by other companies. They should not be used in isolation to evaluate the Company’s performance. A reconciliation of non-GAAP measures identified in this release, along with further detail about the use and limitations of certain of these non-GAAP measures, may be found below in the table entitled “Non-GAAP Reconciliation Tables” under the caption entitled “Reconciliation of Non-GAAP Items” and the footnotes thereto or on the Company’s website at https://ir.amnhealthcare.com/financials/quarterly-results. Additionally, from time to time, additional information regarding non-GAAP financial measures, including pro forma measures, may be made available on the Company’s website.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, among others, statements concerning the labor market conditions, future demand for staffing and other services, wage and bill rates, our ability to meet the needs of our markets or align with our clients, our competitive position in technology-enabled solutions, our ability to implement our strategic plan and advancement in our technology platform and processes to transform our services and improve our value proposition, our ability to deliver enhanced technology-enabled solutions, our long-term growth opportunities and sales pipeline, that we will have sufficient capital to invest in growth through capital expenditures and potential acquisitions or make future repurchases under our stock repurchase program, fourth quarter 2023 financial projections for consolidated and segment revenue, consolidated gross margin, operating margin, SG&A as a percent of revenue, adjusted EBITDA

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margin, depreciation expense, non-cash amortization expense, share-based compensation expense, integration and other expenses, interest expense, adjusted tax rate, and number of diluted shares outstanding. The Company bases these forward-looking statements on its current expectations, estimates and projections about future events and the industry in which it operates using information currently available to it. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are also identified by words such as “believe,” "project," “anticipate,” “expect,” “intend,” “plan,” “will,” “may,” “estimates,” variations of such words and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements.

The targets and expectations noted in this release depend upon, among other factors, (i) the magnitude and duration of the effects of the post-COVID-19 pandemic environment or any future pandemic or health crisis on demand and supply trends, our business, its financial condition and our results of operations, (ii) our ability to effectively address client demand by attracting and placing nurses and other clinicians, (iii) our ability to recruit and retain sufficient quality healthcare professionals at reasonable costs, (iv) our ability to anticipate and quickly respond to changing marketplace conditions, such as alternative modes of healthcare delivery, reimbursement, or client needs and requirements, including implementing changes that will make our services more tech-enabled and integrated, (v) our ability to manage the pricing impact that the labor market or consolidation of healthcare delivery organizations may have on our business, (vi) the duration and extent to which hospitals and other healthcare entities adjust their utilization of temporary nurses and allied healthcare professionals, physicians, healthcare leaders and other healthcare professionals and workforce technology applications as a result of the labor market, economic conditions or COVID-19 or other pandemic or health crisis, (vii) the effects of economic downturns, inflation or slow recoveries, which could result in less demand for our services, increased client initiatives designed to contain costs, including reevaluating their approach as it pertains to contingent labor and managed services programs, other solutions and providers, pricing pressures and negatively impact payments terms and collectability of accounts receivable, (viii) our ability to develop and evolve our current technology offerings and capabilities and implement new infrastructure and technology systems to optimize our operating results and manage our business effectively, (ix) our ability and the expense to comply with extensive and complex federal and state laws and regulations related to the conduct of our operations, costs and payment for services and payment for referrals as well as laws regarding employment practices, (x) our ability to consummate and effectively incorporate acquisitions into our business, (xi) the negative effects that intermediary organizations may have on our ability to secure new and profitable contracts, (xii) the ability of our clients to increase the efficiency and effectiveness of their staffing management and recruiting efforts, through

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predictive analytics, online recruiting, internal travel agencies and float pools, telemedicine or otherwise and successfully hire and retain permanent staff, (xiii) the extent to which the Great Resignation or a future spike in the COVID-19 pandemic or other pandemic or health crisis may disrupt our operations due to the unavailability of our employees or healthcare professionals due to burnout, illness, risk of illness, quarantines, travel restrictions, mandatory vaccination requirements, or other factors that limit our existing or potential workforce and pool of candidates, (xiv) security breaches and cybersecurity incidents, including ransomware, that could compromise our information and systems, which could adversely affect our business operations and reputation and could subject us to substantial liabilities and (xv) the severity and duration of the impact the labor market, economic downturn or COVID-19 pandemic has on the financial condition and cash flow of many hospitals and healthcare systems such that it impairs their ability to make payments to us, timely or otherwise, for services rendered.

For a discussion of additional risk factors and a more complete discussion of some of the cautionary statements noted above that could cause actual results to differ from those implied by the forward-looking statements contained in this press release, please refer to our most recent Annual Report on Form 10-K for the year ended December 31, 2022. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated and the Company is under no obligation (and expressly disclaims any such obligation) to update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

Contact:

Randle Reece

Senior Director, Investor Relations

866.861.3229

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AMN Healthcare Services, Inc.

Condensed Consolidated Statements of Comprehensive Income

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2023	2022	2023	2023	2022
Revenue	$853,463	$1,138,586	$991,299	$2,970,985	$4,117,731
Cost of revenue	563,957	753,560	661,018	1,982,352	2,776,300
Gross profit	289,506	385,026	330,281	988,633	1,341,431
Gross margin	33.9%	33.8%	33.3%	33.3%	32.6%
Operating expenses:
Selling, general and administrative (SG&A)	163,405	215,419	201,771	570,775	717,428
SG&A as a % of revenue	19.1%	18.9%	20.4%	19.2%	17.4%

Depreciation and amortization (exclusive of depreciation included in cost of revenue)	39,175	33,239	36,847	113,599	96,169
Total operating expenses	202,580	248,658	238,618	684,374	813,597
Income from operations	86,926	136,368	91,663	304,259	527,834
Operating margin (1)	10.2%	12.0%	9.2%	10.2%	12.8%

Interest expense, net, and other	11,541	8,961	12,175	33,975	28,630

Income before income taxes	75,385	127,407	79,488	270,284	499,204

Income tax expense	22,211	34,962	18,582	72,094	136,951
Net income	$53,174	$92,445	$60,906	$198,190	$362,253
Net income as a % of revenue	6.2%	8.1%	6.1%	6.7%	8.8%

Other comprehensive income (loss):
Unrealized gains (losses) on available-for-sale securities, net, and other	133	(219)	50	329	(794)
Other comprehensive income (loss)	133	(219)	50	329	(794)

Comprehensive income	$53,307	$92,226	$60,956	$198,519	$361,459

Net income per common share:
Basic	$1.39	$2.11	$1.56	$5.01	$8.04
Diluted	$1.39	$2.10	$1.55	$4.99	$7.99
Weighted average common shares outstanding:
Basic	38,147	43,785	39,151	39,547	45,056
Diluted	38,325	44,039	39,341	39,734	45,332

AMN Healthcare Services, Inc.

Condensed Consolidated Balance Sheets

(dollars in thousands)

(unaudited)

	September 30, 2023	December 31, 2022	September 30, 2022
Assets
Current assets:
Cash and cash equivalents	$29,377	$64,524	$155,723
Accounts receivable, net	565,724	675,650	724,966
Accounts receivable, subcontractor	175,976	268,726	253,954
Prepaid and other current assets	60,043	84,745	71,523
Total current assets	831,120	1,093,645	1,206,166
Restricted cash, cash equivalents and investments	69,995	61,218	64,883
Fixed assets, net	187,557	149,276	140,995
Other assets	220,512	172,016	171,475
Goodwill	935,779	935,364	935,675
Intangible assets, net	409,803	476,832	499,067
Total assets	$2,654,766	$2,888,351	$3,018,261

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$362,907	$476,452	$459,237
Accrued compensation and benefits	263,697	333,244	338,833
Other current liabilities	80,522	48,237	93,176
Total current liabilities	707,126	857,933	891,246
Revolving credit facility	95,000	—	—
Notes payable, net	844,393	843,505	843,210
Deferred income taxes, net	31,296	22,713	42,159
Other long-term liabilities	159,782	120,566	109,013
Total liabilities	1,837,597	1,844,717	1,885,628

Commitments and contingencies

Stockholders’ equity:	817,169	1,043,634	1,132,633

Total liabilities and stockholders’ equity	$2,654,766	$2,888,351	$3,018,261

AMN Healthcare Services, Inc.

Summary Condensed Consolidated Statements of Cash Flows

(dollars in thousands)

(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2023	2022	2023	2023	2022

Net cash provided by operating activities	$172,194	$113,728	$197,667	$413,295	$538,405
Net cash used in investing activities	(33,903)	(32,305)	(22,428)	(88,762)	(148,067)
Net cash used in financing activities	(105,022)	(3,835)	(203,287)	(352,766)	(415,523)
Net increase (decrease) in cash, cash equivalents and restricted cash	33,269	77,588	(28,048)	(28,233)	(25,185)
Cash, cash equivalents and restricted cash at beginning of period	76,370	143,941	104,418	137,872	246,714
Cash, cash equivalents and restricted cash at end of period	$109,639	$221,529	$76,370	$109,639	$221,529

AMN Healthcare Services, Inc.

Non-GAAP Reconciliation Tables

(dollars in thousands, except per share data)

(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2023	2022	2023	2023	2022
Reconciliation of Non-GAAP Items:

Net income	$53,174	$92,445	$60,906	$198,190	$362,253
Income tax expense	22,211	34,962	18,582	72,094	136,951
Income before income taxes	75,385	127,407	79,488	270,284	499,204
Interest expense, net, and other	11,541	8,961	12,175	33,975	28,630
Income from operations	86,926	136,368	91,663	304,259	527,834
Depreciation and amortization	39,175	33,239	36,847	113,599	96,169
Depreciation (included in cost of revenue) (2)	1,552	1,091	1,387	4,196	2,918
Share-based compensation	306	4,898	4,818	15,442	24,670
Acquisition, integration, and other costs (3)	5,771	6,237	6,103	16,616	20,532
Legal settlement accrual changes (4)	—	—	21,000	21,000	—
Adjusted EBITDA (5)	$133,730	$181,833	$161,818	$475,112	$672,123

Adjusted EBITDA margin (6)	15.7%	16.0%	16.3%	16.0%	16.3%

Net income	$53,174	$92,445	$60,906	$198,190	$362,253
Adjustments:
Amortization of intangible assets	22,563	20,884	22,120	66,340	60,843
Acquisition, integration, and other costs (3)	5,771	6,237	6,103	16,616	20,532
Legal settlement accrual changes (4)	—	—	21,000	21,000	—
Cumulative effect of change in accounting principle (7)	—	—	—	2,974	—
Tax effect on above adjustments	(7,367)	(7,051)	(12,798)	(27,802)	(21,157)
Tax effect of COLI fair value changes (8)	1,227	1,507	(1,744)	(2,324)	6,488
Excess tax deficiencies (benefits) related to equity awards (9)	134	(727)	(1,798)	(2,346)	(2,832)
Adjusted net income (10)	$75,502	$113,295	$93,789	$272,648	$426,127

GAAP diluted net income per share (EPS)	$1.39	$2.10	$1.55	$4.99	$7.99
Adjustments	0.58	0.47	0.83	1.87	1.41
Adjusted diluted EPS (11)	$1.97	$2.57	$2.38	$6.86	$9.40

AMN Healthcare Services, Inc.

Supplemental Segment Financial and Operating Data

(dollars in thousands, except operating data)

(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2023	2022	2023	2023	2022
Revenue
Nurse and allied solutions	$573,426	$828,317	$689,015	$2,086,921	$3,157,834
Physician and leadership solutions	159,554	175,152	176,229	501,540	530,355
Technology and workforce solutions	120,483	135,117	126,055	382,524	429,542
	$853,463	$1,138,586	$991,299	$2,970,985	$4,117,731

Segment operating income (12)
Nurse and allied solutions	$82,882	$115,182	$102,993	$299,320	$471,141
Physician and leadership solutions	21,609	23,904	26,456	73,165	64,280
Technology and workforce solutions	50,664	71,145	55,623	173,297	232,526
	155,155	210,231	185,072	545,782	767,947
Unallocated corporate overhead (13)	21,425	28,398	23,254	70,670	95,824
Adjusted EBITDA (5)	$133,730	$181,833	$161,818	$475,112	$672,123

Gross Margin
Nurse and allied solutions	27.5%	27.0%	26.7%	26.6%	26.2%
Physician and leadership solutions	33.4%	34.0%	35.1%	34.6%	34.4%
Technology and workforce solutions	65.0%	75.6%	66.7%	67.9%	76.9%

Operating Data:
Nurse and allied solutions
Average travelers on assignment (14)	11,990	14,722	13,597	13,570	16,085

Physician and leadership solutions
Days filled (15)	45,981	49,694	49,976	142,857	150,550
Revenue per day filled (16)	$2,447	$2,134	$2,439	$2,388	$2,157

	As of September 30,		As of December 31,
	2023	2022	2022
Leverage ratio (17)	1.4	0.8	1.0

AMN Healthcare Services, Inc.

Additional Supplemental Non-GAAP Disclosure

Reconciliation of Guidance Operating Margin to Guidance

Adjusted EBITDA Margin

(unaudited)

	Three Months Ended
	December 31, 2023
	Low(18)	High(18)

Operating margin	5.9%	6.5%
Depreciation and amortization (total)	5.1%	5.0%
EBITDA margin	11.0%	11.5%
Share-based compensation	0.6%	0.6%
Acquisition, integration, and other costs	0.9%	0.9%
Adjusted EBITDA margin	12.5%	13.0%

(1)	Operating margin represents income from operations divided by revenue.
(2)	A portion of depreciation expense for AMN Language Services is included in cost of revenue. We exclude the impact of depreciation included in cost of revenue from the calculation of adjusted EBITDA.
(3)	Acquisition, integration, and other costs include acquisition and integration costs, net changes in the fair value of contingent consideration liabilities for recently acquired companies, certain legal expenses, restructuring expenses, and certain nonrecurring expenses, which we exclude from the calculation of adjusted EBITDA, adjusted net income, and adjusted diluted EPS because we believe that these expenses are not indicative of the Company’s operating performance. For the three and nine months ended September 30, 2023, acquisition and integration costs were approximately $1.3 million and $3.3 million, respectively, expenses related to the closures of certain office leases were approximately $1.7 million and $3.7 million, respectively, increases in contingent consideration liabilities for recently acquired companies were approximately $2.4 million, certain legal expenses of approximately $1.2 million and $2.2 million, respectively, restructuring expenses were approximately $0.2 million and $1.8 million, respectively, and other nonrecurring expenses were approximately $1.4 million and $3.2 million, respectively. For the three and nine months ended September 30, 2022, acquisition and integration costs were approximately $1.1 million and $3.1 million, respectively, expenses related to the closures of certain office leases were approximately $1.7 million and $12.6 million, respectively, certain legal expenses were approximately $4.8 million, and other nonrecurring expenses were approximately $0.4 million and $1.2 million, respectively. Additionally, the aforementioned costs for the three and nine months ended September 30, 2022 were partially offset by net decreases in contingent consideration liabilities for recently acquired companies of approximately $1.8 million and $1.2 million, respectively.
(4)	During the three months ended June 30, 2023, the Company recorded an increase to its legal accrual for a wage and hour claim in connection with reaching an agreement to settle the matter in its entirety. Since the settlement is largely unrelated to the Company’s operating performance, we excluded its impact in the calculations of adjusted EBITDA, adjusted net income, and adjusted diluted EPS.
(5)	Adjusted EBITDA represents net income plus interest expense (net of interest income) and other, income tax expense (benefit), depreciation and amortization, depreciation (included in cost of revenue), acquisition, integration, and other costs, restructuring expenses, certain legal expenses, and share-based compensation. Management believes that adjusted EBITDA provides an effective measure of the Company’s results, as it excludes certain items that management believes are not indicative of the Company’s operating performance. Adjusted EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to income from operations or net income as an indicator of operating performance. Although management believes that some of the items excluded from adjusted EBITDA are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income, and management therefore utilizes adjusted EBITDA as an operating performance measure in conjunction with GAAP measures such as net income.
(6)	Adjusted EBITDA margin represents adjusted EBITDA divided by revenue.
(7)	As a result of a change in accounting principle on January 1, 2023 related to forfeitures of share-based awards, the Company recognized the cumulative effect of the change in share-based compensation expense during the three months ended March 31, 2023. The cumulative effect of the change in accounting principle is immaterial to prior periods and, therefore, was recognized in the current period. Since the cumulative effect is unrelated to the Company’s operating performance for the nine months ended September 30, 2023, we excluded its impact in the calculation of adjusted net income and adjusted diluted EPS.
(8)	The Company records net tax expense (benefit) related to the income tax treatment of the fair value changes in the cash surrender value of its company owned life insurance. Since this change in fair value is unrelated to the Company’s operating performance, we excluded the impact on adjusted net income and adjusted diluted EPS.
(9)	The consolidated effective tax rate is affected by the recording of excess tax benefits and tax deficiencies relating to equity awards vested during the period. As a result of the adoption of a new accounting pronouncement on January 1, 2017, the Company no longer records excess tax benefits and tax deficiencies to additional paid-in capital, but such excess tax benefits and tax deficiencies are now recognized in income tax expense. The magnitude of the impact of excess tax benefits and tax deficiencies generated in the future, which may be favorable or unfavorable, is dependent upon the Company’s future grants of share-based compensation and the Company’s future stock price on the date awards vest in relation to the fair value of the awards on the grant date. Since these excess tax benefits and tax deficiencies are largely unrelated to our income before taxes and are unrepresentative of our normal effective tax rate, we excluded their impact in the calculation of adjusted net income and adjusted diluted EPS.

(10)	Adjusted net income represents GAAP net income excluding the impact of the (A) amortization of intangible assets, (B) acquisition, integration, and other costs, (C) certain legal expenses, (D) changes in fair value of equity investments and instruments, (E) deferred financing related costs, (F) cumulative effect of change in accounting principle, (G) tax effect, if any, of the foregoing adjustments, (H) excess tax benefits and tax deficiencies relating to equity awards vested and exercised since January 1, 2017, and (I) net tax expense (benefit) related to the income tax treatment of fair value changes in the cash surrender value of its company owned life insurance, and (J) restructuring tax benefits. Management included this non-GAAP measure to provide investors and prospective investors with an alternative method for assessing the Company’s operating results in a manner that is focused on its operating performance and to provide a more consistent basis for comparison between periods. However, investors and prospective investors should note that this non-GAAP measure involves judgment by management (in particular, judgment as to what is classified as a special item to be excluded in the calculation of adjusted net income). Although management believes the items in the calculation of adjusted net income are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income, and management therefore utilizes adjusted net income as an operating performance measure in conjunction with GAAP measures such as GAAP net income.
(11)	Adjusted diluted EPS represents adjusted net income divided by diluted weighted average common shares outstanding. Management included this non-GAAP measure to provide investors and prospective investors with an alternative method for assessing the Company’s operating results in a manner that is focused on its operating performance and to provide a more consistent basis for comparison between periods. However, investors and prospective investors should note that this non-GAAP measure involves judgment by management (in particular, judgment as to what is classified as a special item to be excluded in the calculation of adjusted net income). Although management believes the items in the calculation of adjusted net income are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income, and management therefore utilizes adjusted diluted EPS as an operating performance measure in conjunction with GAAP measures such as GAAP diluted EPS.
(12)	Segment operating income represents net income plus interest expense (net of interest income) and other, income tax expense (benefit), depreciation and amortization, depreciation (included in cost of revenue), unallocated corporate overhead, acquisition, integration, and other costs, legal settlement accrual changes, and share-based compensation.
(13)	Unallocated corporate overhead (as presented in the tables above) consists of unallocated corporate overhead (as reflected in our quarterly and annual financial statements filed with the SEC) less acquisition, integration, and other costs and legal settlement accrual changes.
(14)	Average travelers on assignment represents the average number of nurse and allied healthcare professionals on assignment during the period presented.
(15)	Days filled is calculated by dividing the locum tenens hours filled during the period by eight hours.
(16)	Revenue per day filled represents revenue of the Company’s locum tenens business divided by days filled for the period presented.
(17)	Leverage ratio represents the ratio of the Company’s debt outstanding (including the outstanding letters of credit collateralized by the senior credit facility) minus cash and cash equivalents at the end of the subject period to adjusted EBITDA for the twelve-month period ended at the end of the subject period.
(18)	Guidance percentage metrics are approximate.